Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into on December 20, 2018 to be effective as of December 28, 2018 (“Effective Date”), between Flotek Industries, Inc., a Delaware corporation (the “Company”), and Elizabeth Wilkinson (“Employee”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment. The Company shall employ Employee, and Employee shall be employed with the Company, upon the terms set forth in this Agreement for the period beginning on December 28, 2018 and ending on December 31, 2020 (the “Expiration Date”), unless terminated earlier as set forth herein. The period during which the Employee is employed by the Company is referred to as the “Employment Period.”

2.    Position and Duties.

(a)    Employee shall serve as Chief Financial Officer of the Company and shall be responsible for such duties as may be reasonably prescribed by the Board of Directors of the Company or the Chief Executive Officer of the Company. Employee will report to the Chief Executive Officer of the Company and work in the Company’s Houston office.

(b)    Employee shall devote her reasonable best efforts and her full business time and attention (except for permitted vacation periods, periods of illness or other incapacity) to the business and affairs of the Company, and it shall not be considered a violation of this Agreement for the Employee to, (a) engage in or serve such professional, civic, trade association, charitable, community, religious or similar types of organizations or speaking selections as the Employee may select; (b) serve with the consent of the Chief Executive Officer of the Company on the boards of directors or advisory committees of any entities, or engage in other business activities; and (c) attend to the Employee’s personal matters and finances so long as such services and activities in (a) – (c) do not significantly interfere with the performance of Employee’s responsibilities as an employee of the Company.

3.    Base Salary, Equity Award and Benefits.

(a)    Employee’s annual base salary for the Employment Period shall initially be $300,000 (the “Base Salary”). The Base Salary shall be payable in equal installments in accordance with the Company’s general payroll practices and shall be subject to required withholding. Any change in Base Salary shall be at the sole discretion of the Compensation Committee of the Board of Directors of the Company. During the Employment Period, Employee will be eligible to participate in the Company’s employee benefit programs.

(b)    Employee shall be paid a one-time bonus of $25,000, payable with the first payroll cycle of the Company that follows her commencement of employment.

(c)    On the Effective Date, the Company shall issue to Employee 60,000 shares of restricted common stock of the Company (the “Restricted Stock”), which will be subject to the provisions of a restricted stock agreement between the Company and Employee issued under the Company’s 2018 Long-Term Incentive Plan.

(d)    Employee shall be eligible for annual bonuses in accordance with the Management Incentive Plan (the “MIP”) of the Company, pursuant to such terms as shall be established by the Compensation Committee of the Board. The Employee’s target bonus percentage for the 2019 MIP shall be seventy-five percent (75%). Employee will be eligible to participate in the Performance Unit Plan (the “PUP”) of the Company pursuant to the terms of that plan and such terms as shall be established by the Compensation Committee of the Board. The factor for the 2019 PUP to determine the Employee’s award value shall be 1.35.

(e)    The Company shall reimburse Employee for all reasonable expenses incurred in the course of performing duties under this Agreement which are consistent with the Company’s policies in effect with respect to travel, entertainment and other business expenses pursuant to applicable Treasury Regulations.

(f)    Employee may be eligible to receive annual merit raises approved at the discretion of the Compensation Committee of the Board of Directors of the Company.

(g)    Employee shall be eligible for vacations in accordance with Company policies with a minimum of four weeks’ vacation during each year in the Employment Period.

4.    Employment Term and Termination.

(a)    The Employment Period shall continue until terminated upon the earlier of (i) the Expiration Date, (ii) Employee’s resignation with or without Good Reason or Employee’s death or Disability or (iii) the termination of the Employee by the Company with or without Cause.

(b)    Employee’s employment with the Company will be “At Will,” meaning that either Employee or the Company may terminate Employee’s employment at any time and for any reason, with or without Cause or Good Reason. The date on which the Employees’ employment is terminated is referred herein as the “Termination Date.” If the reason for termination is without Cause or with Good Reason, Employee would receive a severance package consistent with the terms and conditions set forth in Section 5 below.

5.    Severance.

(a)    If Employee’s employment with the Company is terminated by the Company without Cause or by Employee with Good Reason prior to the Expiration Date, and provided that Employee signs and delivers to the Company a Confidential Severance and Release Agreement in a reasonable form as provided by the Company (the “Release Agreement”) within 60 days following the termination of Employee’s employment with the Company (such 60th day being referred to as the “Release Date”) and does not revoke such signed Release Agreement pursuant to the terms thereof, Employee shall be entitled to receive severance compensation equal to the following:

(i)    150 percent of the Employee’s annual Base Salary in effect at the Termination Date, which amount under Section 5(a)(i) or (ii), as applicable, shall be payable in nine (9) monthly installments equal to one-ninth of such severance compensation, subject to required withholding, payable at the end of each of the next nine (9) full calendar months following the first full calendar month following the Release Date, and

(ii)    if the Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Employee for the monthly COBRA premium paid by the Employee for Employee and Employee’s dependents who were covered immediately preceding the Date of Termination. The reimbursement under Section 5(a)(2) shall be paid to the Employee prior to the last day of the month immediately following the month in which the Executive timely remits the premium payment, and the Employee shall be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the Date of Termination; (ii) the date the Employee (or Employee’s dependents, if applicable) is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee receives substantially similar coverage from another employer or other source.

(b)    Notwithstanding anything to the contrary herein contained, except to the extent required by law, the Company shall not be required to pay any amounts under this Section 5 or elsewhere in this Agreement if Employee is in breach of any of its obligations under this Agreement or any other Agreement with the Company, including without limitation, all employee policies of the Company and any obligation relating to the treatment of Company confidential information and any non-compete obligation, but as to all of these, only if materially injurious to the Company.

(c)    If Employee’s employment with the Company is terminated for Cause or death or Disability, or Employee resigns without Good Reason, Employee shall be entitled to receive: (i) Employee’s Base Salary earned and payable through the Termination Date; (ii) any accrued but unused vacation/time off to the extent required under applicable law; (iii) reimbursement for all incurred but unreimbursed expenses to the extent Employee is entitled to be reimbursed; and (iv) any other earned but unpaid compensation, if applicable, as of the Termination Date.

(d)    For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean (i) Employee’s failure to substantially perform one or more of Employee’s essential duties and obligations to the Company (other than any such failure resulting from a Disability) which Employee fails to remedy in a reasonable period of time (not to exceed 60 days) after receipt of written notice from the Company; (ii) Employee’s refusal or failure to comply with the reasonable and legal directives of the Board of Directors after written notice from the Board describing Employee’s failure to comply and Employee’s failure to remedy same within 21 days of receiving written notice; (iii) any act of personal dishonesty, fraud or misrepresentation taken by Employee which was intended to result in or resulted in substantial gain or personal enrichment of the Employee at the expense of the Company; (iv) Employee’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (v) Employee’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State that is reasonably likely to reasonably likely to be materially injurious to the Company; (vi) Employee’s abuse of drugs, other narcotics or alcohol during working hours or where such abuse (whenever occurring) impacts on Employee’s working day, (vii) Employee’s breach of any of his obligations under any written agreement with the Company (including without limitation this Agreement and any proprietary information and inventions assignment agreement with the Company) which, to the extent such breach is remediable, Employee fails to remedy in a reasonable period of time (not to exceed 60 days) after receipt of written notice from the Company; or (viii) Employee’s violation of a policy of the Company which, to the extent such failure is remediable, Employee fails to remedy in a reasonable period of time (not to exceed 30 days) after receipt of written notice from the Company.

“Disability” shall have the meaning assigned to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

“Good Reason” shall exist upon the occurrence of one of the following Company actions (unless Employee consents in writing to such action(s)): (i) a material reduction of the Employee’s salary and employee benefits to which the Employee was entitled immediately prior to such reduction unless such reduction applies to all similarly situated executives, (ii) a material reduction in the duties, authority or responsibilities relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, provided, however, that if the Company assigns to the Employee duties for another senior executive position with the Company, such assignment shall not constitute Good Reason; or (iii) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location; provided, however, that (A) Employee must provide the Company with written notice of the occurrence of such action(s) within 60 days of the initial occurrence of such action(s) and of her intent to terminate employment based on such action(s), (B) the written notice must describe the event constituting Good Reason in reasonable detail, and (C) within 30 days from the date that such written notice is received by the Company, the Company must cure such action(s).

(e)    If there is a Change of Control of the Company prior to the Expiration Date: (i) Restricted Stock granted pursuant to Section 3(b) will become vested as set forth in the Restricted Stock Agreement, (ii) awards granted pursuant to the then applicable MIP and PUP will become subject to, and affected by, the Change of Control provisions contained in such plans, and (iii) if Employee’s employment with the Company is terminated by the Company without Cause or by Employee for Good Reason prior to the Expiration Date, Employee will thereafter be entitled to receive severance pursuant and subject to the terms and conditions of Section 5 of this Agreement.

(f)    Notwithstanding anything herein to the contrary, (i) to the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Agreement shall be provided in a manner and at a time that complies with Section 409A; (ii) if at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” within the meaning of Section 409A of the Code, and the deferral of the commencement of any payments or benefits (or portions thereof) otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payment or benefits shall be delayed to the earliest date required under Section 409A of the Code to the extent and amount necessary to comply with Section 409A of the Code, with such delayed payments to be accumulated and made in lump sum on the first business day following the earliest date permitted by Section 409A of the Code, (iii) for purposes of this Section 5, a termination of employment only occurs if it constitutes a “separation from service” under Section 409A of the Code, and (iv) each payment identified in Section 5(a)(i)-(iii), including each separate installment payment identified thereunder, will be considered the right to a series of separate payments. Notwithstanding any other provision in the Agreement, the Company and Employee will cooperate in good faith to amend or modify the Agreement so that the payments under this Agreement qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the payments under the Agreement shall be exempt from or comply with Section 409A of the Code.

6.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by a nationally recognized overnight delivery service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Employee:

Elizabeth Wilkinson

827 Greenbelt Drive

Houston, Texas 77079

Notices to the Company:

Flotek Industries, Inc.

Attn: General Counsel

10603 W. Sam Houston Pkwy. N., Suite 300

Houston, TX 77043

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or, if sent by first class mail, three (3) days after so mailed.

7.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.    Complete Agreement. Except with respect to any proprietary information and inventions assignment agreement between the Company and the Employee, this Agreement embodies with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

9.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

10.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign her rights or delegate her obligations hereunder without the prior written consent of the Company except by operation of law to Employee’s estate upon the death of Employee.

11.    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

12.    Consent to Personal Jurisdiction. Any suit, action or other proceeding arising out of or based upon this Agreement and any other agreement with the Company which is not subject to the arbitration provisions of Section 13, shall be brought in the U.S. District Court for the Southern District of Texas, Houston Division.

13.    Arbitration and Equitable Remedies. Employee agrees that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company shall pay the legal costs and expenses of such arbitration; however, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred including time of law firm staff, court costs, attorneys’ fees, and all other related expenses incurred in such arbitration.

14.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of such provision or any other provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

FLOTEK INDUSTRIES, INC.

By:	/s/William H. York
Name:	William H. York
Title:	Chief Administrative Officer

/s/Elizabeth T. Wilkinson
Elizabeth Wilkinson

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT